Exhibit 99.1

[GoAmerica letterhead]

CONTACT:

Investor Relations
GoAmerica
Voice: 201-996-1717
investors@goamerica.com

GoAmerica® Announces First Quarter 2006 Results

HACKENSACK, N.J., May 11, 2006 -- GoAmerica, Inc. (NASDAQ: GOAM), a leading provider of online and wireless relay services, today announced results for the first quarter ended March 31, 2006.

Total revenue for the three months ended March 31, 2006 increased by 50% to approximately $2.7 million, compared to total revenue in the previous quarter of approximately $1.8 million, and representing an increase of 35% compared to total revenue of approximately $2.0 million in the first quarter of 2005.

Net loss for the quarter was approximately $1.1 million, or $0.46 per diluted common share, compared with a net loss of $1.3 million, or $0.60 per diluted common share in the previous quarter, and a net loss of approximately $1.0 million, or $0.48 per diluted common share during the first quarter of 2005.

Of the net loss for the first quarter, approximately $419,000 was attributable to one-time charges associated with the March 7, 2006 termination of the proposed merger with Hands On. Without these one-time charges, the net loss for the quarter would have been approximately $659,000.

As of March 31, 2006, GoAmerica had approximately $4.3 million in cash and cash equivalents, compared to $5.1 million as of December 31, 2005.

“We are pleased with the contribution of our newer products and services to our revenue growth and our improving financial results,” said Dan Luis, CEO of GoAmerica. “We intend to build on this momentum and continue working towards our goal of achieving profitability.”

Summary of recent activities include:

•
i711 Relay Chosen by Nordia for California Relay Contract - On April 25, 2006, GoAmerica announced that its i711.com relay service was chosen as the exclusive IP-based relay service for Nordia’s California Relay Services (CRS) contract.

•
Launch of i711 Wireless™ for BlackBerry - On May 2, 2006, GoAmerica introduced i711 Wireless for RIM BlackBerry® devices.  The new application expands access to the Company's online i711TM relay service, and enables deaf and hard of hearing users to place relay calls from their BlackBerry handheld devices.

About i711.com Relay Services
i711.com offers text-based TRS (telecommunications relay service) calling via the Internet, often called "IP relay".  Deaf callers use a Web-enabled computer or wireless handheld device to place calls, which are connected to a relay operator.  The relay operator calls the voice number and then verbally speaks the text message typed by the deaf caller to the hearing recipient and types the hearing party’s responses back to the deaf party.

TRS is a free service to all callers.  TRS providers -- such as the Company -- receive reimbursement from a pool of funds, collected from telephone carriers by the Federal Communications Commission and administered by the National Exchange Carriers Association, based on the number of “conversational” minutes handled by each provider.

About GoAmerica
GoAmerica provides a wide range of wireless, relay and prepaid communications services, customized for people who are deaf, hard-of-hearing or speech impaired. The Company's vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet relay by visiting http://www.i711.com.

Safe Harbor
The statements contained in this news release that are not based on historical fact are "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve risks and uncertainties, including, but not limited to those of GoAmerica including:  (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (viii) difficulties inherent in predicting the outcome of regulatory processes; and (ix) our limited experience in offering prepaid calling cards.  Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission.  Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.  “GoAmerica” is a registered trademark of GoAmerica.  “i711”, “i711.com”, "i711 Wireless", "ClickRelay" and “Clear Mobile” are trademarks, and “Relay and Beyond” is a service mark of GoAmerica.  Other names may be trademarks of their respective owners.

GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,281	$4,804
Accounts receivable, net	1,412	1,154
Merchandise inventories, net	113	161
Prepaid expenses and other current assets	479	135
Total current assets	6,285	6,254
Other assets	6,781	7,821
Total assets	$13,066	$14,075

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$724	$765
Accrued expenses	699	676
Deferred revenue	87	92
Other current liabilities	13	19
Total current liabilities	1,523	1,552
Other liabilities	16	25
Stockholders' equity	11,527	12,498
	$13,066	$14,075

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Subscriber	$290	$787
Prepaid services	1,105	891
Relay services	467	159
Commissions	827	3
Equipment	50	102
Other	2	86
	2,741	2,028
Costs and expenses:
Cost of subscriber airtime	139	285
Cost of equipment revenue	80	105
Cost of network operations	33	94
Cost of relay services	45	--
Cost of prepaid services	1,116	830
Sales and marketing	542	111
General and administrative	1,189	1,244
Research and development	133	54
Depreciation and amortization of fixed assets	168	130
Amortization of other intangibles	--	221
	3,445	3,074
Loss from operations	(704)	(1,046)
Other income (expense):
Terminated merger costs	(419)	--
Interest income (expense), net	45	38
Total other income (expense), net	(374)	38
Net loss	$(1,078)	$(1,008)

Basic net loss per share	$(0.46)	$(0.48)
Diluted net loss per share	$(0.46)	$(0.48)
Weighted average shares used in computation of basic net loss per share	2,338,451	2,093,432
Weighted average shares used in computation of diluted net loss per share	2,338,451	2,093,432

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